Calgary, April 27, 2018	Exhibit 99.1

Imperial earns $516 million in the first quarter of 2018

•	$1 billion of cash generated from operations; nearly $400 million returned to shareholders
•	Quarterly dividend raised nearly 20 percent; share buyback program increased
•	Strong downstream and chemical earnings driven by operational reliability and market conditions
•	Canadian upstream business environment impacting industry competitiveness and financial performance

	First quarter
millions of Canadian dollars, unless noted	2018	2017	%
Net Income (U.S. GAAP)	516	333	55

Net Income per common share	0.62	0.39	59
- assuming dilution (dollars)

Capital and exploration expenditures	274	153	79

Estimated net income in the first quarter of 2018 was $516 million, an increase of $183 million compared to the net income of $333 million in the same period of 2017. The prior year’s results included a $151 million gain on the sale of a surplus property.

“Imperial’s first quarter performance demonstrates the advantages of our integration across the value chain,” said Rich Kruger, chairman, president and chief executive officer. “We captured additional value in our downstream operations through price-advantaged feedstocks, which helped to offset discounted Canadian crude prices associated with market access constraints.”

Upstream gross oil-equivalent production was 370,000 barrels per day, down slightly from the first quarter of 2017. Project activities to add supplemental crushing capacity and flow distribution interconnects at the Kearl oil sands mine were progressed as planned. This work will enhance reliability and reduce downtime with the expectation of increasing annual average gross production from 200,000 barrels per day in 2018 and 2019 to 240,000 barrels per day in 2020.

The company’s downstream and chemical businesses earned nearly $600 million in the quarter, reflecting continued strong reliability and favourable industry margins. Refinery throughput averaged 408,000 barrels per day, up 10,000 barrels per day from the first quarter of 2017. Petroleum product sales averaged 478,000 barrels per day, compared to 486,000 barrels per day in the same period of the prior year.

Imperial returned nearly $400 million to shareholders through dividends and share purchases in the first quarter. In April, consistent with the company’s long-standing commitment to shareholders, Imperial amended its current share buyback program to increase the number of common shares the company is able to purchase. Additionally, Imperial declared a second quarter dividend of 19 cents per share, nearly a 20 percent increase.

“These actions reflect the company’s financial strength and confidence in its future,” Kruger added. “We are well positioned to pursue attractive growth opportunities and focused on increasing shareholder returns.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

First quarter highlights

•	Net income of $516 million or $0.62 per share on a diluted basis, an increase of $183 million compared to net income of $333 million ($0.39 per share) in the first quarter of 2017.

•	Cash generated from operating activities was $985 million, an increase of $631 million from the first quarter of 2017.

•	Capital and exploration expenditures totalled $274 million, an increase of $121 million from the first quarter of 2017. Spending in the period was focused on sustaining capital and previously announced projects, in line with full-year guidance.

•	Dividends paid and share purchases totalled $384 million in the first quarter of 2018, including the purchase of approximately 7.2 million shares at a cost of $250 million.

•	Increased share buyback program underpinned by strong financial position. In April, the program was amended to allow Imperial to purchase up to five percent of its common shares outstanding (formerly three percent) during the 12-month period ending June 26, 2018. In response to performance in the current business environment and resulting higher cash balances, this amendment reflects the company’s priority and capacity to return value to shareholders.

•	Production averaged 370,000 gross oil-equivalent barrels per day, compared to 378,000 barrels per day in the same period of 2017, primarily due to lower volumes at Cold Lake. A number of small operational constraints that impacted the asset are expected to be addressed during the second quarter. In addition, maintenance at the Maskwa plant is planned for the latter half of the second quarter.

•	Gross production of Kearl bitumen averaged 182,000 barrels per day in the quarter (129,000 barrels Imperial’s share), unchanged from the first quarter of 2017. Kearl volumes lagged expectations due to an extended period of extreme cold weather, as well as an approximate 12,000 barrel per day impact from third-party market access constraints. Aligned with improvement plans, Imperial continues to focus on achieving an annual average of 200,000 barrels per day in 2018.

•	The company’s share of Syncrude gross production averaged 65,000 barrels per day, compared to 66,000 barrels per day in the same period of 2017. In March, Syncrude accelerated an eight-week planned turnaround to optimize downtime and address an unrelated issue on an upgrader feed line that was constraining capacity.

•	Refinery throughput averaged 408,000 barrels per day, up from 398,000 barrels per day in the first quarter of 2017. Capacity utilization was 96 percent, reflecting the continued strong reliability of Imperial’s refining network.

•	Petroleum product sales were 478,000 barrels per day, compared to 486,000 barrels per day in the first quarter of 2017. During the quarter, the company built inventory to accommodate planned maintenance activities at the Strathcona refinery that began in early April and is expected to be completed later in the second quarter.

•	Esso stations joining leading Canadian loyalty program starting summer 2018. Imperial announced that PC Optimum members will soon be able to earn points at Esso stations nationwide on eligible fuel purchases, convenience store products and car wash services. Imperial is the exclusive fuel partner of the loyalty program, which is expected to increase the brand loyalty of existing consumers and attract a significant new customer base.

•	Esso and Mobil-branded network now exceeds 2,000 sites nationwide. Imperial continued to expand its fuels marketing business with the conversion of Husky’s truck transport network to the Esso brand completed in 2017 and the ongoing conversion of previously unbranded third-party retail sites to the Mobil brand. The Mobil site conversions are anticipated to be complete by year-end, further strengthening the customer offering of quality fuel and industry-leading marketing and rewards programs.

IMPERIAL OIL LIMITED

First quarter 2018 vs. first quarter 2017

The company’s net income for the first quarter of 2018 was $516 million or $0.62 per share on a diluted basis, an increase of $183 million compared to the net income of $333 million or $0.39 per share, for the same period last year.

Upstream recorded a net loss in the first quarter of $44 million compared to a net loss of $86 million in the same period of 2017. The results reflect the impact of higher Canadian crude oil realizations of about $90 million, partially offset by unfavourable foreign exchange effects.

West Texas Intermediate (WTI) averaged US$62.89 per barrel in the first quarter of 2018, up from US$51.78 per barrel in the same quarter of 2017. Western Canada Select (WCS) averaged US$38.67 per barrel and US$37.26 per barrel respectively for the same periods. The WTI / WCS differential widened significantly to 39 percent in the first quarter of 2018, from 28 percent in the same period of 2017.

The Canadian dollar averaged US$0.79 in the first quarter of 2018, an increase of US$0.03 from the first quarter of 2017.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes moved generally in line with the North American benchmarks, adjusted for changes in exchange rates and transportation costs. Bitumen realizations averaged $35.61 per barrel for the first quarter of 2018, a decrease of $0.60 per barrel versus the first quarter of 2017. Synthetic crude realizations averaged $77.26 per barrel, an increase of $9.47 per barrel for the same period of 2017.

Gross production of Cold Lake bitumen averaged 153,000 barrels per day in the first quarter, compared to 158,000 barrels per day in the same period last year. Lower production was mainly due to a number of small operational constraints.

Gross production of Kearl bitumen averaged 182,000 barrels per day in the first quarter (129,000 barrels Imperial’s share) unchanged from the first quarter of 2017.

The company’s share of gross production from Syncrude averaged 65,000 barrels per day, compared to 66,000 barrels per day in the first quarter of 2017.

Downstream net income was $521 million in the first quarter, up from $380 million in the first quarter of 2017. Earnings increased mainly due to stronger margins of about $310 million, partially offset by the absence of the $151 million gain on the sale of a surplus property in 2017.

Refinery throughput averaged 408,000 barrels per day, up from 398,000 barrels per day in the first quarter of 2017. Capacity utilization increased to 96 percent.

Petroleum product sales were 478,000 barrels per day, compared to 486,000 barrels per day in the first quarter of 2017.

Chemical net income was $73 million in the first quarter, up from $45 million in the same quarter of 2017, primarily due to stronger margins.

Corporate and other expenses were $34 million in the first quarter, compared with $6 million in the same period of 2017. As part of the implementation of the Financial Accounting Standards Board’s update, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, beginning January 1, 2018, Corporate and other includes all non-service pension and postretirement benefit expenses. Prior to 2018, the majority of these costs were allocated to the operating segments.

Effective January 1, 2018, Imperial adopted the Financial Accounting Standards Board’s standard, Revenue from Contracts with Customers, as amended. The adoption of the new standard did not have a material impact on the company’s financial statements, and the cumulative effect of adoption was de minimis.

IMPERIAL OIL LIMITED

Cash flow generated from operating activities was $985 million in the first quarter, an increase of $631 million from the corresponding period in 2017, reflecting higher earnings and working capital effects.

Investing activities used net cash of $365 million in the first quarter, compared with $61 million cash generated from investing activities in the same period in 2017, reflecting higher additions to property, plant and equipment, and lower proceeds from asset sales.

Cash used in financing activities was $390 million in the first quarter, compared with $134 million in the first quarter of 2017. Dividends paid in the first quarter of 2018 were $134 million. The per share dividend paid in the first quarter was $0.16, up from $0.15 in the same period of 2017. During the first quarter, the company purchased about 7.2 million shares for approximately $250 million.

The company’s cash balance was $1,425 million at March 31, 2018, versus $672 million at the end of first quarter 2017.

On April 27, 2018, the company announced by news release that it had received final approval from the Toronto Stock Exchange for an amendment to its normal course issuer bid to increase the number of common shares that it may purchase. Under the amendment, the number of common shares that may be purchased will increase to a maximum of 42,326,545 common shares during the period June 27, 2017 to June 26, 2018, which includes shares purchased under the normal course issuer bid and from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid. No other provisions of the normal course issuer bid have changed. The company currently anticipates maximizing its share purchases in the second quarter of 2018, taking into account the April 27, 2018 announcement. Purchase plans may be modified at any time without prior notice.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; limitations on transportation for accessing markets; political or regulatory events, including changes in law or government policy; applicable royalty rates and tax laws; the receipt, in a timely manner, of regulatory and third-party approvals; third-party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; performance of third-party service providers; unanticipated operational disruptions; management effectiveness; commercial negotiations; project management and schedules; response to unexpected technological developments; operational hazards and risks; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this report all dollar amounts are expressed in Canadian dollars unless otherwise stated. This report should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this report can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Three Months
millions of Canadian dollars, unless noted	2018	2017

Net Income (loss) (U.S. GAAP)
Total revenues and other income	7,934	7,156
Total expenses	7,237	6,736
Income (loss) before income taxes	697	420
Income taxes	181	87
Net income (loss)	516	333

Net income (loss) per common share (dollars)	0.62	0.39
Net income (loss) per common share - assuming dilution (dollars)	0.62	0.39

Other Financial Data
Gain (loss) on asset sales, after tax	7	158

Total assets at March 31	41,580	41,410

Total debt at March 31	5,201	5,228
Interest coverage ratio - earnings basis (times covered)	8.8	27.8

Other long-term obligations at March 31	3,851	3,620

Shareholders’ equity at March 31	24,584	25,304
Capital employed at March 31	29,806	30,551
Return on average capital employed (percent) (a)	2.4	8.5

Dividends declared on common stock
Total	132	127
Per common share (dollars)	0.16	0.15

Millions of common shares outstanding
At March 31	824.0	847.6
Average - assuming dilution	831.5	850.3

(a)	Return on capital employed is the rolling average net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

IMPERIAL OIL LIMITED

Attachment II

	Three Months
millions of Canadian dollars	2018	2017

Total cash and cash equivalents at period end	1,425	672

Net income (loss)	516	333
Adjustments for non-cash items:
Depreciation and depletion	377	392
(Gain) loss on asset sales	(10)	(182)
Deferred income taxes and other	185	200
Changes in operating assets and liabilities	(83)	(389)
Cash flows from (used in) operating activities	985	354

Cash flows from (used in) investing activities	(365)	61
Proceeds associated with asset sales	12	183

Cash flows from (used in) financing activities	(390)	(134)

IMPERIAL OIL LIMITED

Attachment III

	Three Months
millions of Canadian dollars	2018	2017

Net income (loss) (U.S. GAAP)
Upstream	(44)	(86)
Downstream	521	380
Chemical	73	45
Corporate and other	(34)	(6)
Net income (loss)	516	333

Revenues and other income
Upstream	2,647	2,334
Downstream	5,991	5,474
Chemical	377	341
Eliminations / Corporate and other	(1,081)	(993)
Revenues and other income	7,934	7,156

Purchases of crude oil and products
Upstream	1,374	1,116
Downstream	4,294	4,009
Chemical	202	201
Eliminations	(1,090)	(993)
Purchases of crude oil and products	4,780	4,333

Production and manufacturing expenses
Upstream	1,012	973
Downstream	368	349
Chemical	51	53
Eliminations	-	-
Production and manufacturing expenses	1,431	1,375

Capital and exploration expenditures
Upstream	206	103
Downstream	57	34
Chemical	4	4
Corporate and other	7	12
Capital and exploration expenditures	274	153

Exploration expenses charged to income included above	8	22

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Three Months
	2018	2017

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	153	158
Kearl	129	129
Syncrude	65	66
Conventional	3	4
Total crude oil production	350	357
NGLs available for sale	1	2
Total crude oil and NGL production	351	359

Gross natural gas production (millions of cubic feet per day)	117	116

Gross oil-equivalent production (a)	370	378
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	128	127
Kearl	125	126
Syncrude	61	62
Conventional	3	3
Total crude oil production	317	318
NGLs available for sale	1	1
Total crude oil and NGL production	318	319

Net natural gas production (millions of cubic feet per day)	116	107

Net oil-equivalent production (a)	337	337
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	219	222
Kearl blend sales (thousands of barrels per day)	193	170
NGL sales (thousands of barrels per day)	5	6

Average realizations (Canadian dollars)
Bitumen (per barrel)	35.61	36.21
Synthetic oil (per barrel)	77.26	67.79
Conventional crude oil (per barrel)	63.70	53.11
NGL (per barrel)	43.34	29.28
Natural gas (per thousand cubic feet)	2.91	3.29

Refinery throughput (thousands of barrels per day)	408	398
Refinery capacity utilization (percent)	96	94

Petroleum product sales (thousands of barrels per day)
Gasolines	239	244
Heating, diesel and jet fuels	187	189
Heavy fuel oils	16	19
Lube oils and other products	36	34
Net petroleum products sales	478	486

Petrochemical sales (thousands of tonnes)	201	193

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted
	millions of Canadian dollars	dollars

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62